Exhibit 107

424(b)(2)

(Form Type)

Kabushiki Kaisha Mitsui Sumitomo Financial Group

(Exact Name of Registrant as Specified in its Charter)

The maximum aggregate amount of dated subordinated debt securities being offered pursuant to the Prospectus Supplement dated July 2, 2024 (the “Prospectus Supplement”) and the accompanying Base Prospectus dated January 11, 2024 (together with the Prospectus Supplement, the “Prospectus”) is $1,000,000,000 of the dated subordinated debt securities of the Registrant (the “Offering”). The Prospectus, in the form filed with the Securities and Exchange Commission pursuant to Rule 424(b)(2) under the Securities Act of 1933, as amended, on July 3, 2024, is the final prospectus relating to the Offering.